Exhibit 7.05

Execution Version

COMMITMENT LETTER

September 23, 2013

Full Alliance International Limited

c/o Suite 608, Xueyuan International Tower

No. 1 Zhichun Road

Haidian District

Beijing, China 100083

Yongye International Limited

c/o Yongye International, Inc.

Suite 608, Xueyuan International Tower

No. 1 Zhichun Road

Haidian District

Beijing, China 100083

Re:     Equity Commitment

Ladies and Gentlemen:

This letter agreement sets forth the commitment of Lead Rich International Limited, a British Virgin Islands business company with limited liability (the “Sponsor”), subject to the terms and conditions contained herein, to purchase equity interests of Full Alliance International Limited, a British Virgin Islands exempted company (“Holdco”). It is contemplated that, pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Yongye International, Inc., a Nevada corporation (the “Company”), Holdco, Yongye International Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of Holdco (“Parent”), and Yongye International Merger Sub Limited, a Nevada corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a direct wholly-owned subsidiary of Parent. Capitalized terms used in this letter agreement and not otherwise defined herein have the meanings ascribed to such terms in the Merger Agreement. This letter agreement is being delivered together with the equity commitment letter, dated as of the date hereof, from Mr. Zishen Wu to Parent setting forth Mr. Zishen Wu’s commitment to purchase, on the terms and subject to the conditions set forth therein, equity interests of Holdco (the “CEO Commitment Letter”).

1.         Equity Commitment.

(a)        The Sponsor hereby commits, subject to the terms and conditions set forth herein, that, at or immediately prior to the closing of the Merger (the “Closing”), it shall purchase, or shall cause the purchase of, at or immediately prior to the Effective Time, equity interests of Holdco (or one or more affiliates of Holdco organized to consummate the Merger) for an aggregate cash purchase price in immediately available funds equal to $15,000,000 subject to adjustment pursuant to Section 1(b) below (the “Equity Commitment”), which will be (i) contributed by Holdco to Parent in exchange for equity interests of Parent, and (ii) used by Parent solely for the purpose of funding, to the extent necessary to fund, a portion of the aggregate Merger Consideration required to be paid by Parent to consummate the Merger pursuant to and in accordance with the Merger Agreement, together with related fees and expenses.

(b)        The Sponsor may effect the funding of the Equity Commitment directly or indirectly through one or more affiliates of the Sponsor. The Sponsor will not be under any obligation under any circumstances to contribute more than the amount of the Equity Commitment to Holdco, Parent and/or Merger Sub. In the event Holdco and/or Parent does not require an amount equal to the sum of the Equity Commitment plus the amount of the equity commitment under the CEO Commitment Letter in order to consummate the Merger, the amount of the Equity Commitment to be funded under this letter agreement and the amount of the equity commitment to be funded under the CEO Commitment Letter shall be reduced by Holdco on a pro rata basis, to the level sufficient to, in combination with the other financing arrangements contemplated by the Merger Agreement, for Holdco, Parent and Merger Sub to consummate the transactions contemplated by the Merger Agreement.

2.        Conditions. The Equity Commitment shall be subject only to (a) the satisfaction or waiver at or prior to the Closing of each of the conditions set forth in Section 7.01 and Section 7.02 of the Merger Agreement (other than any conditions that by their nature are to be satisfied at the Closing but subject to the prior or substantially concurrent satisfaction or waiver of such conditions), provided, that any waiver of the conditions set forth in Section 7.02 shall require the prior written consent of the Sponsor, and (b) the Debt Financing (or, if alternative financing is being used in accordance with Section 6.07 of the Merger Agreement, pursuant to the commitments with respect thereto) having been funded in accordance with the terms of the Debt Financing or will be funded immediately prior to the Effective Time in accordance with the terms of the Debt Financing if the Equity Financing is funded immediately prior to the Effective Time.

3.        Enforceability; Third-Party Beneficiary. This letter agreement shall inure to the benefit of and be binding upon Holdco and the Sponsor. This letter agreement may only be enforced (i) by Holdco at the direction of the Sponsor or (ii) by the Company (a) to cause Holdco, Parent and/or Merger Sub to cause the Equity Commitment to be funded in accordance with, and subject to the limitations contained in Section 9.07(b) of the Merger Agreement and (b) for the purposes of Section 4 hereof, and subject further to Section 5 and Section 6 hereof as though the Company were a party hereto. None of Holdco’s, Parent’s, Merger Sub’s or the Company’s creditors (other than, with respect to Parent, the Company to the extent provided herein), nor any Person claiming by or on behalf of Holdco, Parent, Merger Sub or the Company or any affiliate of Holdco, Parent, Merger Sub or the Company shall have the right to enforce this letter agreement or to cause Holdco, Parent, Merger Sub, the Company or any other Person to seek to enforce this letter agreement against the Sponsor. The Company is a third-party beneficiary of this letter agreement to the extent and only to the extent that (a) it seeks to obtain an injunction or injunctions or other appropriate form of specific performance or equitable relief, in each case, to cause Holdco, Parent or Merger Sub to cause the Equity Commitment to be funded in accordance with, and subject to the limitations contained in Section 9.07(b) of the Merger Agreement and (b) it seeks to enforce its rights under Section 4 hereof. Nothing in this letter agreement, express or implied, is intended to confer upon any person other than Holdco, the Sponsor and, to the extent provided in this Section 3, the Company, any rights or remedies under, or by reason of, or any rights to enforce or cause Holdco, Parent and/or Merger Sub to enforce, the Equity Commitment or any provisions of this letter agreement or to confer upon any person any rights or remedies against any person other than the Sponsor (but only at the direction of the Sponsor as contemplated hereby) under or by reason of this letter agreement.

4.        No Modification; Entire Agreement. This letter agreement may not be amended or otherwise modified without the prior written consent of Holdco, the Sponsor and the Company. Together with the Merger Agreement, this letter agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between, the Sponsor or any of its affiliates, on the one hand, and Holdco or any of its affiliates, on the other, with respect to the transactions contemplated hereby. Each of the parties acknowledges that each party and its respective counsel have reviewed this letter agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this letter agreement.

5.        Governing Law; Jurisdiction; Venue. This letter agreement and all disputes or controversies arising out of or relating to this letter agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this letter agreement brought by any party or its affiliates against any other party or its affiliates shall be brought and determined in the federal courts located in the Borough of Manhattan, in the City of New York or the New York State Supreme Court Commercial Division in and for New York County, New York. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this letter agreement and the transactions contemplated hereby. Each of the parties agrees not to commence or maintain any action, suit or proceeding relating thereto except in the courts described above, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this letter agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this letter agreement, or the subject matter hereof, may not be enforced in or by such courts.

6.        Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE ACTIONS OF EACH OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

7.        Counterparts. This letter agreement may be executed by facsimile and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

8.        Termination. The obligation of the Sponsor to fund the Equity Commitment will terminate automatically and immediately upon the earlier to occur of (a) the valid termination of the Merger Agreement in accordance with its terms (unless the Company shall have previously made a claim under Section 3 of this letter agreement, in which case this letter agreement shall terminate upon the final, non-appealable resolution of such action and satisfaction by the Sponsor of any obligations finally determined or agreed to be owed by the Sponsor, consistent with the terms hereof), (b) the Closing, at which time the obligation will be discharged but subject to the performance of such obligation and (c) the Company or any of its affiliates asserting a claim against the Sponsor or any Non-Recourse Party in connection with this letter agreement, the Merger Agreement, or any of the transactions contemplated hereby or thereby or otherwise relating hereto or thereto, other than a claim contemplated by Section 3 hereof.

9.        No Recourse. Notwithstanding anything that may be expressed or implied in this letter agreement or any document or instrument delivered in connection herewith, and notwithstanding the fact that the Sponsor may be a partnership or limited liability company, by its acceptance of the benefits of this letter agreement, Holdco acknowledges and agrees that no Person other than the Sponsor (and its permitted successors and assigns under this letter agreement pursuant to the terms hereof) has any obligations hereunder and that no recourse shall be had hereunder, or for any claim based on, in respect of, or by reason of, such obligations or their creation, against, and no personal liability shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party, through Holdco, Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Holdco against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise.

10.        Representations and Warranties. The Sponsor hereby represents and warrants to Holdco that (a) the Sponsor has all limited partnership or other organizational power and authority to execute, deliver and perform this letter agreement; (b) the execution, delivery and performance of this letter agreement by the Sponsor has been duly and validly authorized and approved by all necessary limited partnership or other organizational action by it; (c) this letter agreement has been duly and validly executed and delivered by the Sponsor and (assuming due execution and delivery of this letter agreement and the Merger Agreement by all parties hereto and thereto) constitutes a valid and legally binding obligation of the Sponsor, enforceable against it in accordance with the terms of this letter agreement (subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law)); (d) the Equity Commitment is less than the maximum amount that the Sponsor is permitted to invest in any one portfolio investment pursuant to the terms of its constituent documents or otherwise; (e) the Sponsor has uncalled capital commitments or otherwise has available funds to fund the Equity Commitment; (f) no action by, and no notice to or filing with, any governmental entity is required in connection with the execution, delivery or performance of this letter agreement by the Sponsor; and (g) the execution, delivery and performance of this letter agreement by the Sponsor do not (x) violate the organizational documents of any fund party to this letter agreement (each, a “Fund”), (y) violate any applicable law binding on any Fund or the assets of any Fund, or (z) conflict with any material agreement binding on any Fund.

11.        No Assignment. The Sponsor’s obligation to fund the Equity Commitment may not be assigned, except that the Sponsor may assign all or a portion of its obligations to fund the Equity Commitment to any of the Sponsor’s affiliates or any other investment fund advised, managed and/or appointed by the Sponsor; provided, that, any such assignment shall not relieve the Sponsor of its obligations under this letter agreement to the extent not performed by such affiliate or fund. Holdco may not assign its rights to any of its affiliates or other entity owned directly or indirectly by the beneficial owners of Holdco, without the prior written consent of the Sponsor and the Company (which shall be given or withheld solely in the discretion of the Sponsor and the Company at the direction of the Special Committee). Any transfer in violation of this section shall be null and void.

12.        Notices. All notices, requests, claims, demands and other communications required or permitted to be given under this letter agreement shall be given in the manner specified in the Merger Agreement (and shall be deemed given as specified therein) as follows:

If to the Sponsor:

c/o Interglobe Corporate Solutions Ltd.

26/F, Beautiful Group Tower

77 Connaught Road, Central

Hong Kong

Attention: Liu Peng

Facsimile: +852 3585 6021

with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges

29/F, Alexandra House

18 Chater Road

Central, Hong Kong

Attention: Akiko Mikumo

Facsimile: +852 3015 9354

E-mail:   akiko.mikumo@weil.com

if to Parent, to:

c/o Yongye International, Inc.

Suite 608, Xueyuan International Tower

No. 1 Zhichun Road

Haidian District

Beijing, China 100083

Attention: Zishen Wu

Facsimile: +86 10 8231-1797

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom

30th Floor, China World Office 2

1 Jianguomenwai Avenue

Beijing 100004, PRC

Attention: Peter X. Huang / Daniel Dusek

Facsimile: +86 (10) 6535 5577

E-mail: Peter.Huang@skadden.com / Daniel.Dusek@skadden.com

if to Holdco to:

Full Alliance International Limited

c/o Suite 608, Xueyuan International Tower

No. 1 Zhichun Road

Haidian District

Beijing, China 100083

Attention: Zishen Wu

Facsimile: +86 10 8231-1797

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom

30th Floor, China World Office 2

1 Jianguomenwai Avenue

Beijing 100004, PRC

Attention: Peter X. Huang / Daniel Dusek

Facsimile: +86 (10) 6535 5577

E-mail: Peter.Huang@skadden.com / Daniel.Dusek@skadden.com

[Signature Page Follows]

Sincerely,

LEAD RICH INTERNATIONAL LIMITED

By:	/s/ Peng Liu
Name: Peng Liu
Title: Director

Agreed to and accepted:

FULL ALLIANCE INTERNATIONAL LIMITED

By:	/s/ Xingmei Zhong
Name: Xingmei Zhong
Title: Director

YONGYE INTERNATIONAL LIMITED

By:	/s/ Zishen Wu
Name: Zishen Wu
Title: Director

[Signature Page to Equity Commitment Letter]